Filed Pursuant to Rule 433

Registration No. 333-155980

December 8, 2008

General Dynamics Corporation

Pricing Term Sheet

5.25% Notes due 2014

Issuer:	General Dynamics Corporation
Guarantors:	American Overseas Marine Corporation; Bath Iron Works Corporation; Electric Boat Corporation; General Dynamics Armament and Technical Products, Inc.; General Dynamics Government Systems Corporation; General Dynamics Land Systems Inc.; General Dynamics Ordinance and Tactical Systems, Inc.; Gulfstream Aerospace Corporation; and National Steel and Shipbuilding Company
Principal Amount:	$1,000,000,000
Security Type:	Senior Unsecured Notes
Maturity:	February 1, 2014
Coupon:	5.25%
Price to Public:	99.528%
Yield to Maturity:	5.354%
Spread to Benchmark Treasury:	T+365 bps
Benchmark Treasury:	2.00% Notes due November 30, 2013
Benchmark Treasury Spot and Yield:	101-13 / 1.704%
Interest Payment Dates:	February 1 and August 1, commencing August 1, 2009
Make-Whole Call:	T+50bps
Trade Date:	December 8, 2008
Settlement Date:	December 15, 2008 (T+5)
Denominations:	$2,000 x $1,000
Ratings:	A2/A (stable/stable)
Joint Bookrunners:	Banc of America Securities LLC J.P. Morgan Securities Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322 or J.P. Morgan Securities Inc. collect at 212-834-4533.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by General Dynamics Corporation on December 8, 2008 relating to their Prospectus dated December 8, 2008.

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